Exhibit 11

EXECUTION VERSION

PURCHASE AND ASSIGNMENT AGREEMENT

This Purchase and Assignment Agreement (this “Agreement”) is made and entered into as of May 15, 2026 (the “Effective Date”) among Viking Cake Fuel, LLC, a Delaware limited liability company (“VCF”), Viking Cake Fuel II, LLC, a Delaware limited liability company (“VCF II”), Vahalda Fuel, LLC, a Delaware limited liability company (“Vahalda”), Aureata Fuel, LLC, a Delaware limited liability company (“Aureata”) (VCF, VCF II, Vahalda and Aureata, each, a “Seller” and collectively, the “Sellers”), Cynosure Partners III, LP (“Buyer”), Black Rock Coffee Bar, Inc. a Texas corporation (the “Corporation”) and Black Rock Coffee Holdings, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, each Seller is the holder of shares of Class A Common Stock and/or Class C Common Stock (the “Subject Stock”) of the Corporation and, in the case of Class C Common Stock, the corresponding membership Units of the Company (the “Subject Units”, and collectively, the “Purchased Interests”) each as set forth on Exhibit A hereto; and

WHEREAS, each Seller is a party to that certain Tax Receivable Agreement, by among the Company, the Corporation and the other parties thereto, dated as of September 11, 2025 (the “TRA”) and has certain rights and obligations thereunder; and

WHEREAS, each Seller is a party to a Margin Loan Agreement, as amended (collectively, the “Margin Loan Agreements”) pursuant to which such Seller has pledged the Subject Stock and Subject Units to JPMorgan Chase Bank, N.A. (the “Lender” and “Administrative Agent”); and

WHEREAS, in order to repay the amounts due under those certain Margin Loan Agreements as set forth on Exhibit B hereto, each Seller desires to sell and Buyer desires to purchase the Purchased Interests from each Seller upon the terms and conditions set forth herein and each Seller desires to assign to Buyer and Buyer desires to assume certain rights of each Seller under the TRA (the “Transferred Rights”), with the proceeds of such sale and assignment being applied to the repayment of amounts due under the Margin Loan Agreements.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties agree as follows:

1. Purchase and Sale of Shares and Units and Assignment of Subject Rights.

1.1 At the Closing (as defined below) and subject to the terms and conditions of this Agreement, the Buyer hereby agrees to purchase from each Seller, and each Seller agrees to assign, transfer, sell and deliver to the Buyer, all of the Seller’s right, title and interest in and to the number, class and series of issued and outstanding shares of Subject Stock and Subject Units set forth on Exhibit A to this Agreement free and clear of all liens, pledges, security interests, claims, restrictions, options, rights of first refusal, charges, and encumbrances, other than restrictions or other encumbrances (the “Permitted Encumbrances”) arising under applicable securities laws, the Company’s limited liability company agreement, the Corporation’s governing documents, and any security interest under the applicable Margin Loan Agreement, which is to be released at Closing.

The total purchase price for the Purchased Interests shall be $72,973,697.44 in cash (the “Purchase Price”), provided that delivery of all of the Purchased Interests to the Buyer shall occur on the Closing.

1.2 At the Closing (as defined below), each Seller shall assign to the Buyer all of such Seller’s rights, interests, benefits, duties, and obligations under the TRA (the “Transferred Rights”) to the extent arising from, relating to, or attributable to the Purchased Interests, including the right to receive Tax Benefit Payments and any Early Termination Payments associated with the Purchased Interests. Except with respect to the rights under the TRA for any Subject Stock that is Class A Common Stock, the Sellers shall not retain any rights under the TRA with respect to the Purchased Interests after the Closing. From and after the Closing, the Buyer shall be entitled to receive all payments, notices, schedules, information rights, consent rights, participation rights, and other rights under the TRA that are attributable to the Purchased Interests. If the Corporation or any other party determines that any additional consent, waiver, notice, assignment, acknowledgment, or instrument is necessary to make the assignment of the Transfer Rights effective under the TRA, each Seller, the Buyer, the Corporation, and the Company shall execute and deliver such additional document promptly after request.

1.3 Upon the Closing, and subject to the terms and conditions of this Agreement and the transfer of the Purchased Interests to the Buyer, any Subject Stock that is Class C Common Stock shall automatically and with no further action by the Parties convert into Class B Common Stock of the Corporation and shall be held on the books and records of the Corporation’s transfer agent as such.

1.4 Each Seller agrees that the Buyer shall pay the entire Purchase Price hereunder directly to the Lender to repay amounts due from Sellers under the Margin Loan Agreements by wire transfer to the account of the Lender set forth on Exhibit C hereto.

2. The Closing.

2.1 The purchase and sale of the Purchased Interests shall take place on the Effective Date remotely via the exchange of documents, electronically or otherwise (the “Closing”).

2.2 Conditions to the Buyer’s Obligations

The Buyer’s obligation to consummate the Closing is subject to the satisfaction or waiver of the following conditions:

(a)	Each Seller shall have delivered to the Corporation a Stock Power in a form reasonably acceptable to the Buyer, executed by such Seller in favor of the Buyer for the applicable Subject Stock together with all other transfer documentation reasonably requested by the Buyer;

(b)	Each Seller shall deliver to the Company and the Buyer a TRA assignment and assumption in a form reasonably acceptable to the Buyer, executed by such Seller in favor of the Buyer for the applicable Subject Units together with all other transfer documentation reasonably requested by the Buyer;

(c)	the Lender shall have delivered executed payoff letters from the Administrative Agent in form and substance as agreed between the Buyer and the Administrative Agent;

(d)	The Corporation and the Company shall have each acknowledged the transfer of the Purchased Interests;

(e)	The Buyer shall have received evidence reasonably satisfactory to it that the Transferred Rights associated with the Purchased Interests will be assigned to the Buyer at Closing; and

(f)	Buyer shall have received a copy of Amendment No. 1 to the Registration Rights Agreement executed by each of the Seller and the Corporation , in the form attached hereto as Exhibit D;

(g)	Buyer shall have received a copy of the Termination of Voting Agreement executed by each of the Sellers and the Corporation, in the form attached hereto as Exhibit E;

(h)	Buyer shall have received a copy of the Irrevocable Proxy executed by certain of the Sellers and the Corporation, in the form attached hereto as Exhibit F; and

(i)	No injunction, restraining order, or legal prohibition shall prevent consummation of the transactions contemplated by this Agreement.

2.3 Conditions to each Seller’s Obligations;

Each Seller’s obligation to consummate the Closing is subject to satisfaction or waiver of the following conditions.

(a)	The Buyer shall have paid the Purchase Price to the Lender in accordance with this Agreement.

(b)	The Lender shall have agreed that payment of the payoff amount will satisfy the obligations secured by the Purchased Interests and release the Purchased Interests from all liens and security interests created under the Margin Loan Documents; and

(c)	No injunction, restraining order, or legal prohibition shall prevent consummation of the transactions contemplated by this Agreement.

3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and the Company as of the Effective Date that:

3.1 Authorization. The Buyer has full power and authority to enter into and perform its obligations under this Agreement, and this Agreement, when executed and delivered by the Buyer, shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract applicable to the Buyer.

3.2 Purchase for Own Account for Investment. The Buyer is purchasing the Purchased Interests for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Purchased Interests within the meaning of the Securities Act of 1933, as amended (the “1933 Act”); provided, that the Buyer may assign a portion of its rights under this Agreement to certain members of management of the Corporation and other accredited investors with whom the Buyer has an existing relationship.

3.3 Understanding of Risks. The Buyer or its registered investment advisor is fully aware of: (a) the speculative nature of the Purchased Interests, (b) the lack of liquidity of the Purchased Interests and the restrictions on transferability of the Purchased Interests, and (c) the tax consequences of acquiring the Purchased Interests. The Buyer acknowledges that the Purchase Price represents a negotiated price and may not reflect the fair market value of the Purchased Interests.

3.4 Accredited Investor. The Buyer is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act.

3.5 Compliance with Securities Laws. The Buyer understands and acknowledges that, in reliance upon the representations and warranties made by the Seller and the Buyer herein and the bona fide nature of the Buyer’s investment intent, the offer and sale of the Purchased Interests have not been and are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act, but instead are being transferred under an exemption from the registration requirements of the 1933 Act.

3.6 Restricted Securities. The Buyer understands that the Purchased Interests are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, the Buyer must hold the Purchased Interests indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Purchased Interests, requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy.

4. Representations and Warranties of the Sellers. Each Seller jointly but not severally represents and warrants to the Buyer, the Corporation and the Company, as of the Effective Date, acknowledging that the Buyer is relying on such Seller’s representations and warranties in entering into this Agreement and consummating the transactions contemplated hereunder, as follows:

4.1 Authorization. The Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and to transfer the applicable Purchased Interests under this Agreement, and this Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract applicable to the Seller, or an event that results in the creation of any lien, charge or encumbrance upon the applicable Purchased Interests.

4.2 Transfer for Own Account. The Seller is selling the applicable Purchased Interests for the Seller’s own account only to the Buyer in a private sale and not with a view to, or for sale in connection with, a public distribution of the applicable Purchased Interests within the meaning of the 1933 Act.

4.4 No Broker-Dealer. The Seller has not effected this transfer of shares by or through a broker-dealer in any public offering. The Seller agrees to indemnify and hold harmless the other parties to this Agreement from and against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

4.5 Seller Tax Obligations. The Seller shall be solely responsible for paying any and all taxes and any related penalties, fines and interest arising out of or related to the sale of the Purchased Interests contemplated hereby, including any capital gains and/or income taxes arising from the sale of the Purchased Interests to the Buyer. The Seller acknowledges that the sale of the Purchased Interests and the assignment of the Transferred Rights may have immediate tax consequences. Furthermore, the Seller agrees to indemnify and hold harmless the other parties to this Agreement from and against any loss, liability, damage, cost, claim or expense incurred by such other parties by reason of any and all taxes of the Seller (including any withholding obligation) arising from the sale of the Purchased Interests and the assignment of the Transferred Rights to the Buyer.

4.6 Title to Shares. Immediately prior to the Closing, the Seller is (i) the owner, beneficial and of record, of the total number of shares of Subject Stock and the total number of Subject Units set forth in Schedule 1 for such Seller, and (ii) the owner, beneficial and of record, of all the Purchased Interests to be sold by the Seller, and has valid marketable title to the Purchased Interests to be transferred to the Buyer under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, options, claim, charge or restrictions other than the security interest under the applicable Margin Loan Agreement, which is being released at the Closing. At the Closing, the Seller’s entire right, title and interest in and to the Purchased Interests shall be conveyed to the Buyer as set forth herein. The Seller has the right and authority to sell lawfully the Purchased Interests to the Buyer pursuant to this Agreement and without any third-party consent, except such consents as have been obtained prior to the Closing or pursuant to this Agreement, and true and complete copies of which have been provided to counsel to the Buyer.

4.7 Representation by Counsel. The Seller has been represented by its own counsel in connection with the transfer of the applicable Purchased Interests or has knowingly chosen not to consult such counsel and understands the tax and accounting consequences associated with the sale of the applicable Purchased Interests. The Seller acknowledges and agrees that it is not relying on any tax, accounting or other advice from the Buyer, the Company, the Corporation or their respective counsel with respect to the Purchased Interests.

4.8 Company and Corporation Information. The Seller has sufficient information about the Company and the Corporation to reach an informed and knowledgeable decision to sell the Purchased Interests and conducted its own analysis and its own due diligence with respect to the transaction, and has conducted such analysis to whatever extent it considers appropriate to form a basis for its decision to sell the Purchased Interests. The Seller acknowledges and agrees that the Purchase Price represents a negotiated price and may not reflect the fair market value of the Purchased Interests and that neither the Company nor the Buyer has made any representation with regard to the fair market value of the Purchased Interests and that the Seller is not relying upon the Company, the Corporation or the Buyer for any tax, investment or other advice. The Seller freely accepts the risk inherent in its decision to sell the Purchased Interests.

4.9 No Continuing Rights. The Seller understands, acknowledges and agrees that, other than with respect to the rights under the TRA for any Subject Stock that is Class A Common Stock, the Seller shall have no rights with respect to (i) the Purchased Interests, as a stockholder of the Corporation or otherwise, or (ii) the Purchased Interests, as a member of the Company or otherwise, with respect to any future sale, acquisition, merger, liquidation, dissolution or other corporate event regarding either the Company or the Corporation or its assets, or any public offering, tender offer or other offer to purchase any shares of the Corporation’s common stock or units in the Company, whether by the Buyer or any other person or entity. The Seller further acknowledges that the value attributed to the Purchased Interests in any such transaction may be substantially greater than the Purchase Price.

5. Public Announcements. Except as required by any applicable law or regulatory requirement (including the United States securities laws), no public announcement shall be made by any Person with regard to the transactions contemplated by this Agreement without the prior written consent of the Buyer. The Buyer and the Corporation shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby.

6. Acknowledgments; No Reliance. Each Seller acknowledges and agrees that neither the Corporation or the Company, nor any of its or their stockholders or members (including such Seller), officers, directors, employees or agents have (i) acted as an agent, finder or broker for the Seller or its respective agents with respect to the offer, purchase or sale of the Purchased Interests or (ii) at any time had any duty to such Seller or their respective agents to disclose any information relating to the Corporation or the Company or its respective business, or financial condition or relating to any other matters in connection with the offer, purchase or sale of the Purchased Interests. In making the decision to sell the Purchased Interests, such Seller is relying solely on the representations and warranties of the Buyer set forth in this Agreement (and not on any information provided by the Company, the Corporation or its agents).

7. Representations and Warranties of the Company. The Company represents and warrants to the Buyer, as of the Effective Date, acknowledging that the Buyer is relying on Company’s representations and warranties in entering into this Agreement and consummating the transactions contemplated hereunder, as follows:

7.1 Subject Units. The Subject Units have been duly authorized, are validly issued, fully paid and non-assessable, and, to the knowledge of the Company, are owned of record and beneficially by each Seller as set forth in Schedule 1 hereto, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”) except any Permitted Encumbrance. Upon consummation of the transactions contemplated by this Agreement, to the knowledge of the Company, Buyer shall own the Subject Units, free and clear of all Encumbrances other than any Permitted Encumbrance. No governmental, administrative or other third party consents or approvals are required by or with respect to Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.2 Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that would not, individually or in the aggregate, reasonably be expected to have a have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its respective subsidiaries taken as a whole or on the performance by the Company of its obligations under this Purchase and Assignment Agreement (a “Material Adverse Effect”). The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a have a Material Adverse Effect.

7.3 Authority. The Company has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement constitutes legal, valid, and binding obligations of the Company enforceable against the Company.

7.5 No Conflicts. The execution, delivery, and performance by Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate or conflict with any provision of the certificate of formation, limited liability company operating agreement, or other governing documents of the Company; (b) violate or conflict with any provision of any Laws or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, except, in the case of Subsections 7.5(b) through 7.5(e), to the extent that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.6 Applicable Laws. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or threatened against or by the Company that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

8. Representations and Warranties of the Corporation. The Corporation represents and warrants to the Buyer, as of the Effective Date, acknowledging that the Buyer is relying on the Corporation’s representations and warranties in entering into this Agreement and consummating the transactions contemplated hereunder, as follows:

8.1 Purchased Interests. The Subject Stock has been duly authorized, are validly issued, fully paid and non-assessable, and to the knowledge of the Company, are owned of record and beneficially by each Seller as set forth in Schedule 1 hereto, free and clear of all Encumbrances except any Permitted Encumbrance. Upon consummation of the transactions contemplated by this Agreement, to the knowledge of the Company, Buyer shall own the Subject Stock, free and clear of all Encumbrances other than any Permitted Encumbrance. No governmental, administrative or other third party consents or approvals are required by or with respect to Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.2 Organization. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that would not, individually or in the aggregate, reasonably be expected to have a have a Material Adverse Effect. The Corporation is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a have a Material Adverse Effect.

8.3 Authority. The Company has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Corporation of this Agreement, the performance by the Corporation of its obligations hereunder and thereunder, and the consummation by the Corporation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Corporation. This Agreement constitutes legal, valid, and binding obligations of the Company enforceable against the Corporation.

8.5 No Conflicts. The execution, delivery, and performance by Corporation of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of the Corporation; (b) violate or conflict with any Governmental Order applicable to the Corporation; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any Contracts, to which the Corporation is a party or by which the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, except, in the case of Subsections 8.5(b) through 8.5(e), to the extent that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.6 Applicable Laws. There are no Actions pending or threatened against or by the Corporation that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

9. Company Consent. The Company hereby consents to the transfers by the Sellers to the Buyer of the Subject Units and to the effectuation of the conditions to Closing in Section 2 hereto in which it has a right to consent, receive notice, or any similar right or requirement (and hereby waives any such rights and requirements) and also represents that it has obtained all necessary consents, waivers and authorizations of the Company under any and all agreements or instruments of, between or among the Company and any of its members, all as amended and in effect on and as of the Effective Date.

10. Corporation Consent. The Corporation hereby consents to the transfers by the Sellers to the Buyer of the Subject Stock and to the effectuation of the conditions to Closing in Section 2 hereto in which it has a right to consent, receive notice, or any similar right or requirement (and hereby waives any such rights and requirements) and also represents that it has obtained all necessary consents, waivers and authorizations of the Company, its Board of Directors and stockholders under the Company’s Certificate of Formation and Bylaws, each as amended and in effect on and as of the Effective Date, and under any and all agreements or instruments of, between or among the Corporation and any of its stockholders, all as amended and in effect on and as of the Effective Date.

11. General Provisions.

11.1 Successors and Assigns; Assignment; Survival and Limitation of Liability. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Buyer may assign, transfer, or otherwise convey all or any portion of its right to purchase all or any portion of the Purchased Interests, and following the Closing may transfer all or any portion of the Purchased Interests, to one or more of its affiliates, without the prior written consent of Seller; provided that any such affiliate agrees in writing to be bound by the applicable terms and conditions of this Agreement as if it were Buyer. No assignment or transfer pursuant to this Section shall relieve Buyer of any of its obligations or liabilities under this Agreement. Seller shall execute and deliver such instruments and take such other actions as are reasonably necessary to give effect to any permitted assignment or transfer hereunder. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the Closing. Each of the representations and warranties of each Seller set forth in Section 4 hereof will survive consummation of the transactions contemplated hereby. Each Seller agrees severally and not jointly to indemnify and hold harmless the Buyer, the Company, the Corporation and each of its respective directors, officers and agents, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) due to or arising out of any and all misrepresentations or any and all breaches of or inaccuracies in any of the representations, warranties, covenants, agreements, statements or terms relating to such Seller contained in this Agreement.

11.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws which would result in the applicability of the law of any other state.

11.3 Choice of Forum. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.4 Further Assurances. The parties shall use their respective best efforts to consummate the transactions contemplated hereby. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, including, but not limited to, perfecting the transfer of the Purchased Interests, confirming release of the Lender’s liens, and confirming the Buyer’s rights as assignee of the Transferred Rights associated with the Purchased Interests.

11.5 Specific Enforcement. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that monetary damages would not adequately compensate an injured party hereto for the breach of this Agreement by any other party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

11.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including portable document format (“PDF”) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.8 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

11.9 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. The words “include,” “includes,” “including”, “such as”, “for example” and words or phrases of similar intent shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” or words of similar effect, and the word “or” shall not be determined to be exclusive, in each case, unless the context otherwise requires.

11.10 Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the respective signature page hereto or to such email address or address as subsequently modified by written notice given in accordance with this Subsection. If notice is given to Buyer, a copy (which shall not constitute notice to Buyer) shall also be sent to Honigman LLP, 660 Woodward Avenue, Suite 2290, Detroit, MI , Attn: Joshua F, Opperer ([***]) and Matthew Moussiaux ([***]) . For electronic mail notice to be effective, an electronic mail address must be provided for notice purposes and the electronic mail must be confirmed as received personally by the recipient by non-automated response electronic mail or the sender must dispatch a copy of the notice within one business day thereafter overnight courier in accordance with clause (d).

11.11 Amendment and Waivers. This Agreement may be amended only by a written agreement of the Buyer, the Company and the Sellers. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

[Remainder of Page Left Blank Intentionally – Signature Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Assignment Agreement as of the date first above written.

BUYER:

Cynosure Partners III, LP

By: Cynosure Partners III GP, LLC, its general partner

By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name:	Andrew Braithwaite
Title:	Managing Director

Signature Page to Purchase and Assignment Agreement

IN WITNESS WHEREOF, the parties have executed this Purchase and Assignment Agreement as of the date first above written.

SELLERS:

Vahalda Fuel, LLC

By:	/s/ Brandon Olson
Name:	Brandon Olson
Title:	Manager

Aureata Fuel, LLC

By:	/s/ Gordon Scharf
Name:	Gordon Scharf
Title:	Manager

Viking Cake Fuel, LLC

By:	/s/ Daniel Brand
Name:	Daniel Brand
Title:	COO

Viking Cake Fuel II, LLC

By:	/s/ Daniel Brand
Name:	Daniel Brand
Title:	COO

Signature Page to Purchase and Assignment Agreement

IN WITNESS WHEREOF, the parties have executed this Purchase and Assignment Agreement as of the date first above written.

CORPORATION:

Black Rock Coffee Bar, Inc

By:	/s/ Samuel J. Seiberling
Name:	Samuel J. Seiberling
Title:	Chief Legal Officer

COMPANY:

Black Rock Coffee Holdings, LLC

By: Black Rock Coffee Bar, Inc., its Managing Member

By:	/s/ Samuel J. Seiberling
Name:	Samuel J. Seiberling
Title:	Chief Legal Officer

Signature Page to Purchase and Assignment Agreement

Exhibit A

Name of Seller	Class of Subject Stock of Corporation*	Number of Shares of Subject Stock
Vahalda Fuel, LLC	Class A	800,000
Vahalda Fuel, LLC	Class C	2,104,695
Aureata Fuel, LLC	Class A	800,000
Aureata Fuel, LLC	Class C	2,104,695
Viking Cake Fuel, LLC	Class C	5,809,391
Viking Cake Fuel II, LLC	Class C	2,023,931

*Each Class C Share is accompanied by a corresponding number of membership units of the Company

Exhibit B

Name of Seller	Aggregate Amount Due
Vahalda Fuel, LLC	$15,536,964.64
Aureata Fuel, LLC	$15,536,964.66
Viking Cake Fuel, LLC and Viking Cake Fuel II, LLC	$41,899,768.14

Exhibit C

Wire Information

Exhibit D

Amendment No. 1 to Registration Rights Agreement

Exhibit E

Termination of Voting Agreement

Exhibit F

Irrevocable Proxy